Pricing Supplement Dated February 10, 2000                   Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                     File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       JP Morgan, Warburg Dillon Read
Principal Amount:            $175,000,000.00
Agent's Discount
  or Commission:             $166,250.00
Net Proceeds to Company:     $174,833,750.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                               Reset Date).
Issue Date:                  02/14/00
Maturity Date:               02/14/02
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
         /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each February 14, May 14, August 14, and November 14.
                        The first interest reset date will be February 14,
                          2000
                        The final reset date will be November 14, 2001.
Interest Payment Dates: Each February 14, May 14, August 14, and November 14
                        commencing May 14, 2000 and ending February 14, 2002.
Index Maturity:         3 Months
Spread (+/-):           +.10%

Day Count Convention:
      /X/ Actual/360 for the period from 02/14/00 to 02/14/02
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of XX% of principal amount.